DIODES(TM)
INCORPORATED

FOR IMMEDIATE RELEASE

               Diodes Incorporated Reports Second Quarter Results

o     Record revenues up 16% year-over-year to $96 million

Dallas, Texas - August 2, 2007 - Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today reported solid financial results for the second quarter ending June 30, 2007.

Second Quarter Highlights:

o Revenues increased 16.4% YOY and 4.6% sequentially to a record $96.3 million

o Adjusted net income increased 16.2% YOY to $15.0 million, or $0.53 per share ($0.35 split adjusted), up from $12.9 million, or $0.45 per share ($0.30 split adjusted), in the second quarter of 2006

o     Completes 3-for-2 stock split

Revenues for the second quarter of 2007 increased 16.4% to a record $96.3 million, compared to $82.7 million reported in the second quarter of 2006. Sequentially, revenues were 4.6% higher than the first quarter of 2007 as a 7% increase in units sold was partially offset by a 2% decrease in pricing. Second quarter net income, which included a one-time $1.8 million restructuring charge related to consolidating its Asia analog operations, was $12.2 million, or $0.44 per diluted share ($0.29 split adjusted), compared to $11.4 million, or $0.41 ($0.27 split adjusted) in the second quarter of 2006 and $13.0 million, or $0.47 ($0.31 split adjusted) per share in the prior quarter.

On July 10th, the Company announced a 3-for-2 stock split in the form of a 50% stock dividend payable on July 30, 2007 to stockholders of record on July 20, 2007; therefore, in accordance with GAAP financial reporting, the split-adjusted earnings per share is reflected on the income statement included herein.

Adjusted net income for the second quarter of 2007, which primarily excludes $1.4 million SFAS123R stock option expense and the one-time $1.8 million restructuring charge to consolidate the analog manufacturing from Taiwan to China, was $15.0 million or $0.53 per share ($0.35 split adjusted), an increase of 16.3% compared to the $12.9 million or $0.45 ($0.30 split adjusted) per share reported in the year-ago quarter and $14.2 million or $0.50 ($0.33 split adjusted) per share reported in the first quarter of 2007.

Commenting on the second quarter, Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated, said, "We are satisfied with our results during the second quarter as Diodes continued to outperform the industry across all regions. We are also pleased with the execution of our business plan, as we consolidated our analog manufacturing in Asia to improve our cost structure and launched numerous industry-leading innovative new products positioning us well to deliver profitable growth in the quarters ahead. In addition, with a strong balance sheet, we continue to actively evaluate acquisition candidates to accelerate our profitable growth."

End-Markets

"We saw strong demand for our products in Asia during the second quarter coming off a seasonally slow first quarter, with healthy volume growth offsetting continued price pressure. Design activity remained brisk and lead times have stabilized. During the quarter, we launched a number of new innovative products targeted at high growth segments of the market, and we continue to expand our market share," commented Mark King, Sr. Vice President of Sales and Marketing.

"Asia revenue was up 10% sequentially and contributed 76% of our second quarter sales, with demand in core end-equipment categories such as LCD TV and monitors, notebook computers and set-top boxes. Despite strong OEM demand, North American sales were down 11% sequentially and accounted for 20% of total sales driven by the continued shift to Asian assembly.

We saw a slight sequential decline in Europe and this region contributed 4% of total sales. We continued to make progress with new design wins, initial orders, and expanded customer relationships as well as distribution reach," said Mr. King. "Our total market share for our discrete products remained at record high levels during the second quarter, driven by continued gains in Asia and Europe across a broad range of end-equipment categories, including digital audio players, set-top boxes, LCD and TV monitors, notebooks and wireless LAN."

Design Wins and New Products

"Design activity remained strong across all regions in the second quarter with multiple wins at over 70 accounts globally. The activity around our Super Barrier Rectifier (SBR(R)) technology continues to be very strong with design wins in five accounts during the quarter for end-equipments ranging from our newest welding equipment market to printers," Mr. King commented. "Diodes also had important wins at key OEM accounts, including wins in LCD TV, set-top box, wireless LAN, VOIP and cable modem. On the discrete side we experienced strong interest on our proprietary PowerDI(TM) packages, our recently announced low threshold MOSFET line, and our DFN leadless packages, as well as array platforms for digital media devices, mobile handsets and LCD monitors."

During the quarter, Diodes launched a new series of low-threshold voltage MOSFETs, optimized for low-voltage applications and designed for simple integration into a wide variety of low- voltage circuits common to portable and handheld end-products. In addition, Diodes announced a broad expansion of its ultra-miniature DFN1006 package product family, including an industry leading
0.5 ampere SBR(R) targeted at small electronic appliances, and a new 300-mA fast transient response LDO designed for simple integration into a wide variety of low-power applications such as mobile phones and digital media players.

In the second quarter, Diodes also announced the launch of the AH1884, a new contact-less switch designed for use in cell phones, laptops and other portable applications. Its ultra-low voltage makes it an ideal fit for clam-shell mobile handsets. The design provides users with longer battery life, while OEMs benefit through excellent price, performance and enhanced design flexibility. The AH1884 operates in the 1.65V to 3V range and its dual output eliminates the need for external components, which reduces printed circuit board size as well as overall manufacturing costs.

More recently Diodes announced a new addition to the portfolio of high-efficiency DC-DC PWM Buck Converters, the AP1533. The AP1533 is a 300KHz, 1.8A Asynchronous PWM Buck Converter with soft-start function, low ripple noise output, low current consumption, high efficiency and excellent transient characteristics, ideal for use in a wide range of computing and consumer electronic applications. This high-efficiency buck converter has a wide input voltage range of 4V to 23V, an adjustable output voltage from 0.8V to 23V, and is well suited for applications like LCD monitors, TVs, DVD/PVR players, set-top boxes, xDSL modems, and networking and telecommunications equipment.

Sales of new products for the quarter amounted to 33.5% of total sales, compared to 24.9% a year ago, and this growth includes the contribution of the Anachip acquisition as well as the acquired SBR(R) technology. New product revenue was driven by products in sub-miniature array, QFN, PowerDI(TM)323, PowerDI(TM)123, PowerDI(TM)5, SBR(R) and Schottky platforms in both the discrete and analog product lines. Diodes released 54 products covering 13 product families during the second quarter of 2007.

Additional Financial Highlights

Gross profit for the second quarter of 2007 increased 11.8% compared to the same period last year to $30.7 million, or 31.9% of revenue, compared to 33.2% in the prior-year quarter, and 32.1% in the first quarter of 2007. While sequential unit sales increased 7.2%, overall gross margin was affected by a 2.4% decrease in average selling prices.

For the quarter, SG&A expenses were at 13.9% of revenue or $13.4 million, compared to 14.2% of revenue or $11.8 million, in the comparable quarter last year. Included in SG&A was non-cash, SFAS 123R share-based compensation of $1.2 million and $1.4 million in the second quarters of 2007 and 2006, respectively.

As previously announced, a one-time restructuring charge of $1.8 million to consolidate Diodes' analog manufacturing operations from Taiwan to China was recorded in the second quarter of 2007. The restructuring charges primarily related to severance, equipment and relocation expenses.

Investment in research and development grew to $3.2 million, or 3.3% of revenue, compared to $2.1 million, or 2.5% of sales, in the second quarter of 2006. The R&D increase was primarily the result of the acquisition of APD in the fourth quarter of 2006.

Second quarter 2007 effective tax rate of 14.8% reflects additional tax planning efforts aimed at lower planned foreign earnings repatriations in 2007.

Capital expenditures for the current quarter were $14.9 million and $27.3 million for the first half of 2007, representing 14.5% of revenue, ahead of our full-year estimate as the Company continues to invest in current and expected revenue growth. Depreciation expense for the second quarter and first six months of 2007 was $6.2 million and $12.0 million, respectively.

At June 30, 2007, Diodes had approximately $352 million in total cash and short-term investments, $420 million in working capital, $239 million in long-term debt (including the convertible note), and unused and available credit facilities of $47 million.

Business Outlook

"Coming off a quarter where we saw expanding demand, and with a book-to-bill ratio above one, we currently expect to see sequential revenue growth in the 6 to 9% range, with slightly improved gross profit margin for the third quarter of 2007. Over the next few quarters, as we continue to introduce new discrete and analog products, internalize packaging of our analog products, and enjoy the benefits of our recent restructuring program in Asia, we expect to see gradual expansion in our gross margins," stated Dr. Lu. "We are very pleased with our progress to-date in executing our strategic objectives, and we are excited about the opportunities ahead for profitable growth through customer-focused innovation."

Conference Call

Diodes Incorporated will hold its second quarter conference call for all interested persons at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on August 2nd, 2007 to discuss its results. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes' website at www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq:DIOD - News), an S&P SmallCap 600 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, power management devices including DC-DC switching and linear voltage regulators, amplifiers and comparators, and Hall-effect sensors. The Company has its corporate offices in Dallas, Texas, with a sales, marketing, engineering and logistics office in Southern California; design centers in Dallas, San Jose and Taipei; a wafer fabrication facility in Missouri; two manufacturing facilities in Shanghai; a fabless IC plant in Hsinchu Science Park, Taiwan; engineering, sales, warehouse and logistics offices in Taipei and Hong Kong, and sales and support offices throughout the world. With its recent asset acquisition of APD Semiconductor, a privately held U.S.-based fabless semiconductor company, Diodes acquired proprietary SBR(R) technology. Diodes, Inc.'s product focus is on high-growth end-user equipment markets such as TV/Satellite set-top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, Wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company's website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include our statement regarding our expectations to see gradual expansion in our gross margins. Potential risks and uncertainties include, but are not limited to, such factors as the integration of acquisitions within Diodes existing operations, the Company's ability to successfully make additional acquisitions, fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets, risks of foreign operations, availability of tax credits, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source: Diodes Incorporated
CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800 e-mail: carl_wertz@diodes.com or
Crocker Coulson, President, CCG Investor Relations, (310) 231-8600, Ext. 103, e-mail: crocker.coulson@ccgir.com

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

CONSOLIDATED CONDENSED INCOME STATEMENT and BALANCE SHEET FOLLOWS

                      DIODES INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                                   (unaudited)

                                                    Three Months Ended     Six months ended
                                                         June 30,              June 30,
                                                    ------------------   -------------------
                                                      2006       2007      2006       2007
                                                    --------   -------   --------   --------
Net sales                                            $82,712   $96,283   $156,301   $188,303
Cost of goods sold                                    55,279    65,605    104,654    128,102
                                                     -------   -------   --------   --------
    Gross profit                                      27,433    30,678     51,647     60,201
Selling, general and administrative                   11,716    13,397     23,000     26,075
  expenses
Research and development expenses                      2,077     3,156      4,043      6,100
Restructuring cost and impairment of fixed assets         --     1,770        120      1,770
                                                     -------   -------   --------   --------
    Total operating expenses                          13,793    18,323     27,163     33,946
    Income from operations                            13,640    12,355     24,484     26,255
Other income (expense)
    Interest income                                    1,004     4,286      1,738      8,321
    Interest expense                                    (133)   (1,385)      (273)    (2,791)
    Other                                                 12      (240)      (195)      (687)
                                                     -------   -------   --------   --------
                                                         883     2,661      1,270      4,843
Income before income taxes and minority interest      14,523    15,016     25,754     31,098
Income tax provision                                  (2,885)   (2,221)    (4,575)    (4,879)
                                                     -------   -------   --------   --------
Income before minority interest                       11,638    12,795     21,179     26,219
Minority interest in joint venture earnings             (253)     (546)      (482)      (961)
                                                     -------   -------   --------   --------
Net income                                           $11,385   $12,249   $ 20,697   $ 25,258
                                                     =======   =======   ========   ========
Earnings per share
    Basic *                                          $  0.30   $  0.31   $   0.54   $   0.64
    Diluted *                                        $  0.27   $  0.29   $   0.50   $   0.60
                                                     =======   =======   ========   ========
Number of shares used in computation
    Basic *                                           38,282    39,397     38,152     39,220
    Diluted *                                         41,991    42,023     41,793     41,897
                                                     =======   =======   ========   ========

*     Adjusted for the effect of a 3-for-2 stock split in July 2007.

                      DIODES INCORPORATED AND SUBSIDIARIES
        CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
                      (in thousands, except per share data)
                                  (unaudited)

                                                    Three Months Ended    Six months ended
                                                         June 30,             June 30,
                                                    ------------------   -----------------
                                                      2006       2007      2006      2007
                                                    --------   -------   -------   -------
Net income                                           $11,385   $12,249   $20,697   $25,258
                                                     =======   =======   =======   =======
Adjustments to reconcile net income
  to adjusted net income:
  Stock option expense
    included in cost of goods sold:                      133        78       266       160
  Stock option expense
    included in selling and general
    administrative expenses:                           1,441     1,205     2,757     2,508
  Stock option expense
    included in research and
    development expenses:                                146       118       293       243
    Total stock option expense                         1,720     1,402     3,316     2,911
    Restructuring costs                                   --     1,770        --     1,770
    Other adjustments                                     --        55        --        95
  Income tax benefit related to
    stock option expense, restructuring costs and
    other adjustments                                    228       479       433       828
Adjusted net income                                  $12,877   $14,997   $23,580   $29,206
                                                     =======   =======   =======   =======
    Diluted shares used in computing
      earnings per share                              41,991    42,023    41,793    41,897
    Incremental shares considered
      to be outstanding: *                             1,207       847     1,232       898
                                                     -------   -------   -------   -------
    Adjusted diluted shares used in computing
      Adjusted earnings per share                     43,198    42,870    43,025    42,795
                                                     =======   =======   =======   =======
Adjusted earnings per share
    Basic *                                          $  0.34   $  0.38   $  0.62   $  0.74
    Diluted *                                        $  0.30   $  0.35   $  0.55   $  0.68
                                                     =======   =======   =======   =======

*     Adjusted for the effect of a 3-for-2 stock split in July 2007.

                      DIODES INCORPORATED AND SUBSIDIARIES
               CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our business. However, EBITDA is not a recognized measurement under generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as a tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

                                  Three Months Ended
                                       June 30,
                                  ------------------
                                     2006      2007
                                   -------   -------
Net Income                         $11,385   $12,249
Plus:
  Interest expense, net               (871)   (2,901)
  Income tax provision               2,885     2,221
  Depreciation and amortization      4,935     6,735
                                   -------   -------
EBITDA                             $18,334   $18,304
                                   -------   -------

                                   Six Months Ended
                                       June 30,
                                  -----------------
                                   2006       2007
                                  -------   -------
Net Income                        $20,697   $25,258
Plus:
  Interest expense, net            (1,465)   (5,530)
  Income tax provision              4,575     4,879
  Depreciation and amortization     9,608    13,026
                                  -------   -------
EBITDA                            $33,415   $37,633
                                  -------   -------

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET

                                     ASSETS
                        (in thousands, except share data)

                                                      December 31,    June 30,
                                                          2006           2007
                                                      ------------   -----------
                                                                     (unaudited)
CURRENT ASSETS
  Cash and cash equivalents                             $ 48,888      $ 42,679
  Short-term investments                                 291,008       309,780
                                                        --------      --------
    Total cash and short-term investments                339,896       352,459
  Accounts receivable
    Customers                                             72,175        79,690
    Related parties                                        6,147         6,126
                                                        --------      --------
                                                          78,322        85,816
    Less: Allowance for doubtful receivables                (617)         (462)
                                                        --------      --------
                                                          77,705        85,354

  Inventories                                             48,202        48,549
  Deferred income taxes, current                           4,650         6,511
  Prepaid expenses and other current assets                8,393         9,621
      Total current assets                               478,846       502,494
PROPERTY, PLANT AND EQUIPMENT, at cost, net
  of accumulated depreciation and amortization            95,469       110,424
DEFERRED INCOME TAXES, non current                         5,428         6,906
OTHER ASSETS
  Intangible assets                                       10,669        10,037
  Goodwill                                                25,030        24,872
  Other                                                    6,697         6,690
                                                        --------      --------
TOTAL ASSETS                                            $622,139      $661,423
                                                        ========      ========

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                        (in thousands, except share data)

                                                      December 31,     June 30,
                                                          2006           2007
                                                      ------------   -----------
                                                                     (unaudited)
CURRENT LIABILITIES
  Line of credit                                        $     --       $  1,035
  Accounts payable
    Trade                                                 40,030         34,787
    Related parties                                       12,120         11,873
  Accrued liabilities                                     24,966         29,269
  Income tax payable                                       3,433          3,342
  Long-term debt, current portion                          2,802          2,122
  Capital lease obligations, current portion                 141            143
                                                        --------       --------
      Total current liabilities                           83,492         82,571
LONG-TERM DEBT, net of current portion
  2.25% convertible senior notes due 2026                230,000        230,000
  Others                                                   7,115          6,412
CAPITAL LEASE OBLIGATIONS, net of current portion          1,477          1,395
OTHER LONG-TERM LIABILITIES                                1,101          5,267
MINORITY INTEREST IN JOINT VENTURE                         4,787          5,748
                                                        --------       --------
      Total liabilities                                  327,972        331,393
STOCKHOLDERS' EQUITY
  Preferred stock - par value $1.00 per share;
    1,000,000 shares authorized;
    no shares issued and outstanding                          --             --
  Common stock - par value $0.66 2/3 per share;
    70,000,000 shares authorized; 25,961,267 and
    26,476,108 shares issued at December 31, 2006
    and June 30, 2007, respectively                       17,308         17,651
  Additional paid-in capital                             113,449        125,856
  Retained earnings                                      162,802        186,104
  Accumulated other comprehensive gain                       608            419
                                                        --------       --------
      Total stockholders' equity                         294,167        330,030
                                                        --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $622,139       $661,423
                                                        ========       ========